Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of November 20, 2025, by and between Functional Brands Inc. a Delaware corporation (the “Company”), with offices (or mailing address) at 6400 SW Rosewood Street, Lake Oswego, OR 97035 and Atlas Bookkeeping, LLC, a Nevada limited liability corporation (“Atlas”) with offices at 34522 N. Scottsdale Road, Suite 120-170, Scottsdale, AZ 85266.

1. Services. The Company hereby engages Atlas and Atlas hereby accepts such engagement by the Company as a services provider as specifically set forth herein and in Schedule A attached hereto (the “Services”).

The Company agrees to provide in a timely manner all required information, documents, revisions, responses, updates, and other communications in order for Atlas to perform the services set forth herein. Atlas will perform services in a timely manner according to generally accepted accounting standards for monthly, quarterly, and annual reporting.

If the Company is unwilling or unable to provide the resources for Atlas to perform the services in a timely and complete manner, Atlas will continue to earn fees as agreed upon, regardless of the level of work performed, and will invoice accordingly.

2. Payment Terms.

(a) Recurring payments, if applicable, are due on the 1’’ of each month, and 1’’ day of each quarter when applicable. The first invoice, either for a retainer or a first recurring payment, is due on receipt. All subsequent invoices are due within fifteen (15) days of receipt of invoice. Any invoice paid after due date will be charged a 5% late fee; services to be performed by Atlas will cease until all invoices are paid in full and current.

(b) The Company has the option to pay Atlas by wire transfer, ACH, company check or credit card (3% service charge will be added for credit card). The Company will communicate the preferred payment option (verbally or in writing) prior to submitting payment. The Company will plan accordingly if a physical check is mailed, so delivery times do not extend beyond fifteen (15) days of receipt of invoice. If the Company processes a late payment two cycles in a row, Atlas will initiate an auto-pay system for the Company for a processing fee of up to 3%. The Company has the option to initiate auto-pay via their own system at the start of the agreement or anytime throughout.

(c) Atlas will submit invoices to the Company according to the billing amounts and timelines as agreed upon in Schedule A.

(d) If additional services are required, both parties will agree in advance, in writing, and Schedule A will be amended accordingly.

3. Term and Termination.

(a) Term. The term of this Agreement shall commence on the date of execution of this Agreement and continue in full force and effect for a period of six (6) months unless terminated by either party, as herein provided (the “Term”).

(b) Review at Term. For a recurring plan, Atlas will evaluate the Services and the Monthly Fee, providing a recommendation to the Company if either should be adjusted, upon each 6 month renewal. The intention of this review is to “right-size” the Services and Monthly Fee to closely correlate with the Company’s needs and growth trajectory, which might change over time.

(c) Termination for Uncured Breach of This Agreement. Notwithstanding any other provisions of this Agreement, either the Company or Atlas may terminate this Agreement in the event of a material breach of this Agreement by the other party, if such breach remains uncured fifteen (15) days after the date of written notice of breach. In the event of termination due to an uncured breach by Company, the payment obligations remain.

(d) Termination Upon Written Notice. This Agreement will automatically renew for successive six (6) month periods unless the termination is noticed by either party 30 days prior to such renewal.

(e) Effect of Termination. Upon any termination or expiration of this Agreement or any Statement of Work, Atlas will cease all Services under this Agreement or the terminated Statements of Work and each party shall promptly return or destroy all confidential information of the other party, including all copies, summaries and excerpts thereof, except that each party shall be entitled to retain one copy of all such information for archival purposes and compliance with such party’s applicable document retention policies. Upon expiration or termination of this Agreement or a pending Statement of Work, the Company will be liable to pay for Services performed and liabilities properly incurred prior to expiration or termination.

4. Expenses. The Company is not responsible for the reasonable and necessary expenses incurred by Atlas in order to perform the Services. If additional expenses must be incurred in order for Atlas to perform the Services, such as travel, lodging, meals, telephone, extensive copying, or delivery, Atlas will present documentation for pre-approval by the Company. Any reimbursable expenses, if incurred, will be invoiced by Atlas to the Company with payment terms of 15 days of receipt.

5. Representations and Warranties of the Company.

(a) The Company hereby represents and warrants that it has full power and legal right and authority to execute, deliver, and perform under this Agreement, and that the officers executing this Agreement on behalf of the Company have full power and authority to do so.

(b) The Company hereby represents and warrants that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms, subject only to the applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally and to principles of equity.

6. Representations and Warranties of Atlas.

(a) Atlas hereby represents and warrants that it has the full ability to perform the Services in a competent and professional manner.

(b) Atlas warrants that it will, with the Company’s perm1ss10n, destroy all documents provided by the Company to Atlas upon Atlas’s digitization of the documents, unless otherwise requested in writing by the Company and acknowledged by Atlas.

7. Indemnification.

(a) Indemnification by the Company. The Company shall indemnify, defend and hold harmless Atlas from and against any and all claims, actions or proceedings (“Claims”) brought by a third party, and all damages, losses, liabilities and expenses (including court costs and reasonable attorney fees and expenses) (“Liabilities”) incurred by Atlas in connection with such Claims to the extent arising out of or relating to the Company’s: (i) negligent acts or omissions or willful misconduct; (ii) breach of any covenant, representation, or warranty of the Company in this Agreement; (iii) failure to comply with any applicable laws, rules, regulations, or guidelines in connection with the Company’s obligations under this Agreement; or (iv) actual or alleged infringement, misappropriation or violation of any person’s Intellectual Property Rights. For purposes of this Section, an “Intellectual Property Right” means any patent, copyright, trademark, trade secret, rights in any mask work, publicity right, moral right or other proprietary or intellectual property right under the laws of any jurisdiction, whether registered, unregistered, statutory, common law or otherwise, including, without limitation, all registrations and applications for registration therefor and all renewals and extensions thereof, all goodwill associated therewith, and all benefits, privileges, rights to sue, recover damages and obtain relief for any past, current or future infringement, misappropriation or violation of any of the foregoing rights.

(b) Indemnification by Atlas. Atlas shall indemnify, defend and hold harmless the Company from and against any and all Claims and all Liabilities incurred by the Company in connection with such Claims to the extent arising out of or relating to Atlas’s: (i) negligent acts or omissions or willful misconduct; (ii) breach of any covenant, representation, or warranty of Atlas in this Agreement; or (iii) failure to comply with any applicable laws, rules, regulations, or guidelines in connection with Atlas’s obligations under this Agreement.

8. Independent Contractor Status. It is expressly understood and agreed that Atlas will always provide the Services hereunder as an independent contractor of the Company, and that nothing in this Agreement shall be construed to create or imply an agency, partnership, joint venture or employment relationship between the parties, whatsoever.

9. Non-Solicitation. During the Term and for one (1) year thereafter, the Company will not encourage or solicit, directly or indirectly, any person who is providing services to the Company as an employee, consultant or independent contractor of Atlas (“Service Provider”) to reduce or terminate its, his or her services to Atlas for any reason. As part of this restriction, the Company will not interview or provide, directly or indirectly, any input to any third party regarding any such Service Provider during the one (1) year period, described above.

10. Disclaimer of Warranties.

ATLAS MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ATLAS DISCLAIMS (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ALL IMPLIED WARRANTIES WITH RESPECT TO THE SERVICES. NEITHER ATLAS NOR THIS AGREEMENT PURPORTS TO PROVIDE, CONSTITUTE OR IMPLY ANY LEGAL OR TAX ADVICE TO COMPANY WHATSOEVER.

11. Limited Liability.

(a) As a substantive and significant basis inducing Atlas to enter into this agreement, Company agrees that Atlas has no obligation to independently verify the accuracy of, and Atlas hereby expressly disclaims any liability that may arise from or relate to any errors or inaccuracies contained in, information provided by Company in connection with this Agreement, including, without limitation, any information contained in the Ledgers.

(b) EXCEPT FOR ANY ACTS OF FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OR THE INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF USE, LOSS OF REVENUE, LOSS OF GOODWILL, ANY INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE TERMINATION THEREOF), OR ANY SERVICES REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ANY ACTS OF FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OR THE INDEMNIFICATION OBLIGATIONS, INNO EVENT WILL EACH PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY PRODUCTS EXCEED THE AMOUNT OF FEES PAID BY COMPANY TO ATLAS UNDER THIS AGREEMENT IN THE 12 MONTHS PRIOR TO THE ACCRUAL OF THE FIRST CLAIM. MULTIPLE CLAIMS WILL NOT EXPAND THIS LIMITATION. THIS SECTION WILL BE GIVEN FULL EFFECT EVEN IF ANY REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

(c) Company acknowledges that Atlas has set its fees and entered into this Agreement in reliance on the disclaimers of warranty, disclaimers of liability and the limitations of liability set forth in this Agreement and that the same form an essential basis of the bargain between the parties.

12. Miscellaneous Provisions.

(a) Notices. Any notice, request, demand or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or by courier or other overnight carrier, by facsimile transmission or by certified or registered mail, postage prepaid and return receipt requested, to each party hereto at the address indicated below or at any other address as may be designated from time to time by written notice to each party. Such notice shall be deemed given upon delivery.

If to Atlas:	Atlas Bookkeeping, Inc.
34522 N. Scottsdale Road, Suite 120-170
Scottsdale, AZ 85266 Attn: David Wells
Email: drwells@atlasbook.co

If to Company:	Functional Brands Inc.
6400 SW Rosewood Street
Lake Oswego, OR 97035

Attn: Eric Gripentrog, CEO

Email:	eric.gripentrog@functionalbrandsinc.com

(b) Entire Agreement. This Agreement, together with the attached schedules and exhibits which are incorporated herein by this reference, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior written or oral agreements, commitments or understandings with respect to the matters provided for herein, and no modification shall be binding unless set forth in writing and duly executed by each party hereto.

(c) Waiver. The waiver by any party to this Agreement of a breach, including a material breach, of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach of that or any other provision of this Agreement. No waiver under this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of such waiver is sought.

(d) Arbitration: Waiver of Jury Trial. Any dispute between the parties hereto arising out of or relating to this Agreement or the services rendered by Atlas to or for Company, both legal and equitable and whether sounding in tort or contract shall be resolved by arbitration before a mutually agreed upon arbitrator from Judicial Arbitration and Mediation Services (JAMS), as the exclusive and final remedy for such controversy or dispute. The arbitrator shall issue a written decision setting forth his or her essential findings and conclusions. Said decision shall be non-appealable. The decision of the arbitrator shall be bound by generally accepted legal principles, including but not limited to, all rules and legal principles concerning potential liability, burdens of proof, remedies, and measure of damages found in all applicable Nevada statutes and administrative rules and codes, and all Nevada case law. The prevailing party will be awarded reasonable attorneys’ fees and costs incurred in such action or proceeding, or in the enforcement of any judgment or award rendered thereon. Reasonable attorneys’ fees and costs will include, without limitations, the value of the time spent by Atlas’s own attorneys to prosecute or defend such action or proceeding, with fees calculated at the attorney’s normal hourly rate. In agreeing to this arbitration, both parties understand and agree that they are knowingly and irrevocably waiving the right to a jury trial and/or appeal as to any issue subject to this arbitration provision.

(e) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, which shall each be considered an original.

(f) Severability. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties hereto can be carried out.

(g) Construction. Should any prov1s10n of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not be apply a presumption that the terms hereof shall be more strictly construed or strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

(h) Equitable Relief: Cumulative Remedies. The parties agree that damages may be inadequate to compensate for the unique losses to be suffered in the event of a breach hereof (including violation of any restrictive covenant), and that the damaged party will be entitled, in addition to any other remedy it may have under this Agreement or at law, to injunctive and other relief, including specific performance of the terms of this Agreement without the necessity of posting bond. No right or remedy conferred herein is exclusive of any other right or remedy conferred herein or by law. All such remedies are cumulative of every other right or remedy conferred hereunder or at law or in equity, by statute or otherwise, and may be exercised concurrently or separately from time to time.

(i) Attorneys’ Fees. In the event that litigation between the parties should be necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees.

(j) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada (irrespective of its choice of law principles).

COMPANY:		ATLAS:

By:	/s/ Eric Gripentrog	By:	/s/ David Wells
Name:	Eric Gripentrog	Name:	David Wells
Title:	CEO	Title:	Owner
Date:	November 21, 2025	Date:	November 20, 2025

SCHEDULE A

Description of Services

CUSTOM PLAN, RECURRING MONTHLY, $13,000

Finance and Administration

●	David Wells, Public Company Consultant, reporting to Eric and the Board
●	Tariq Rahim, CFO and Director, focused on financial reporting and internal operations
●	Abraham Kimelman, Controller
●	Two existing accounting staff remain, augmented by Atlas as needed
●	Irina Pestrikova and Atlas Bookkeeping, support as needed

The primary areas of focus for each person are as follows:

●	David
o	Investor Relations including managing ICR, OTB, and other vendors as engaged and activities that are investor focused (conferences, quarterly calls, road shows).

●	Include and engage Eric as needed, periodic reports and updates.
o	Market based funding mechanisms (ELOC, ATM when S-3 eligible, transactional lending). Involve Eric and Board as appropriate.
o	Banker and Wall Street after market support, include RoFR with Avi.
o	Endeavor Trust Transfer Agent activity (supported by Irina).
o	Support communication with lawyers (with Eric) as needed.
o	Final review and approvals on all documents filed with SEC
o	David will serve as Secretary of the corporation.
o	Improve reporting and visibility to Eric with monthly reviews
o	Conduct overall review of existing process and systems for continuous improvement recommendations

●	Tariq
o	Financial projection model and ongoing variance analysis.
o	Monthly financial package preparation (numbers from Abraham).
o	Maintain shareholder lists, NOBO, etc. and updated Cap Table.
o	Responsible for planning and execution of quarterly calls, and AGM.
o	System upgrade and integration with Irina, migrate from existing to new platform.
Shopify Plus implementation in Jan, 2026. Consider NetSuite.

o	Initial document preparation of 10-Q and 10-K.
o	Responsible for all insurance coverages.

●	Abraham
o	Monthly and quarterly closing of books, including all roll forward schedules.
o	Support the auditors (TAAD) for reviews and audits.
o	Maintain Option and Warrant schedules, as supported and reviewed by Irina.
o	GAAP accounting issues outsourced, as directed by David and Irina.
o	Day to Day customer interaction, collections, etc.
o	Expect little change from his current Day to Day, however has support of Irina and Atlas.

Our fee of $13,000 assumes that the Company maintains its existing staff, based on expected growth the staffing appears reasonable, especially while adapting to being public. If existing staff changes and we are further involved in daily and monthly operations, then the fee would be reconsidered.

Company hereby acknowledges that Atlas does not render legal or tax advice and has advised the Company that same should be obtained and relied upon.

Company and Atlas agree to periodically review and amend, if necessary, the Schedule A items.